Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-218688

ETFS Silver Trust

Supplement dated September 5, 2017

to the

Prospectus dated June 28, 2017

This Supplement dated September 5, 2017 amends and supplements the prospectus dated June 28, 2017 (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

In the section  “CREATION AND REDEMPTION OF SHARES”:

The first sentence of the fourth paragraph under the heading “CREATION AND REDEMPTION OF SHARES” is amended and restated in its entirety to read as follows:

Prior to initiating any creation or redemption order, an Authorized Participant must have entered into an agreement with the Custodian or a silver clearing bank to establish an Authorized Participant Unallocated Account in London (Authorized Participant Unallocated Bullion Account Agreement). Authorized Participant Unallocated Accounts may only be used for transactions with the Trust.

The first paragraph under the subheading “— Creation Procedures – Delivery of required deposits” is amended and restated in its entirety to read as follows:

An Authorized Participant who places a purchase order is responsible for crediting its Authorized Participant Unallocated Account with the required silver deposit amount by the second business day in London following the purchase order date. Upon receipt of the silver deposit amount, the Custodian, after receiving appropriate instructions from the Authorized Participant and the Trustee, will transfer on the second business day following the purchase order date the silver deposit amount from the Authorized Participant Unallocated Account to the Trust Unallocated Account and the Trustee will direct DTC to

EME_ACTIVE-567438614.1

credit the number of Baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of silver until such silver has been received by the Trust shall be borne solely by the Authorized Participant.

The second paragraph under the subheading “— Redemption Procedures” is amended and restated in its entirety to read as follows:

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book entry system to the Trust not later than the second business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the redemption order.

The first paragraph under the subheading “— Redemption Procedures – Delivery of redemption distribution” is amended and restated in its entirety to read as follows:

The redemption distribution due from the Trust will be delivered to the Authorized Participant on the second business day following the redemption order date if, by 10:00 AM New York time on such second business day, the Trustee’s DTC account has been credited with the Baskets to be redeemed.  In the event that, by 10:00 AM New York time on the second business day following the order date of a redemption order, the Trustee’s DTC account has not been credited with the total number of Shares corresponding to the total number of Baskets to be redeemed pursuant to such redemption order, the Trustee shall send to the Authorized Participant and the Custodian via fax or electronic mail message notice of such fact and the Authorized Participant shall have two business days following receipt of such notice to correct such failure. If such failure is not cured within such two business day period, the Trustee (in consultation with the Sponsor) will cancel such redemption order and will send via fax or electronic mail message notice of such cancellation to the Authorized Participant and the Custodian, and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Trustee or the Custodian related to the cancelled order.  The Trustee is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Trustee’s DTC account by 10:00 AM New York time on the second business day following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Sponsor and the Trustee may from time to time agree upon.

***

Please retain this Supplement with your Prospectus for your reference.

-  2  -